Exhibit 3.3

CERTIFICATE OF FORMATION

OF

C.P. ATLAS INTERMEDIATE HOLDINGS, LLC

This Certificate of Formation of C.P. Atlas Intermediate Holdings, LLC (the “LLC”), dated as of March 18, 2010, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST. The name of the limited liability company formed hereby is C.P. Atlas Intermediate Holdings, LLC.

SECOND. The registered office of the LLC in the State of Delaware shall be located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ David Cooke
David Cooke
Authorized Person